Exhibit (a)(8)
[CP SHIPS LETTERHEAD]
TO ALL HOLDERS
Dear Sirs,
CP SHIPS LIMITED (the “Corporation”) — 4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024 CUSIP NOS.: 22409VAE2 AND 22409VAD4 — Consent
The Corporation hereby confirm that the record date is 16th December 2005 for the consent only.
No representation is made as to the correctness or accuracy of the CUSIP, ISN, Common Code or similar number, if any, included in the letter.
Yours Faithfully
/s/ Iain Torrens
Iain Torrens
Deputy CFO & Treasurer